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                                 EXHIBIT 99.1


                             [HEALTHCENTRAL LOGO]


          HealthCentral.com Completes Acquisition of DrugEmporium.com

        HCEN Gains Bricks and Mortar Partner and New Distribution Center

Emeryville, Calif. - September 18, 2000 - HealthCentral.com (Nasdaq: HCEN), a leading online provider of healthcare e-commerce (www.healthcentralrx.com) and
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content (www.healthcentral.com) today announced the completion of its
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acquisition of the assets of DrugEmporium.com, the Internet subsidiary of Drug
Emporium, Inc. (Nasdaq: DEMP). Assets acquired by HealthCentral.com include the DrugEmporium.com website with all related software and hardware, a leased 60,000 square foot distribution center and automated prescription fulfillment center located in Louisville, Kentucky, and at least $3 million in inventory and cash. HealthCentral.com will close its warehouse in Long Island City, New York this week and will consolidate all warehousing and distribution operations in the Company's newly acquired warehouse in Louisville, conveniently located next to the United Parcel Service hub. The majority of DrugEmporium.com's operations in Columbus, Ohio have been consolidated into HealthCentral.com's Emeryville headquarters, however, a small Columbus office will remain in place primarily for purchasing activities.

"The story here is our acceleration to `P2P' - our path to profitability," says Albert Greene, President and CEO of HealthCentral.com "Besides owning the #1 ranked health content site and #1 ranked prescriptions site, we now have new revenue streams, both online and off. We'll be doing our own dispensing and distribution. And, we'll have significantly lower product costs."

HealthCentralRx.com customers placing online orders will have the ability to pick up those orders at their neighborhood Drug Emporium store, including same-
day pick-up of acute care prescription orders.   HealthCentral.com and Drug
Emporium also executed a 10-year Services Agreement that provides for joint promotional and advertising opportunities, access to the Drug
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Emporium purchasing system and buying power, and various other synergies between the two companies. The Services Agreement also provides revenue sharing opportunities based on transactions involving both the 172 Drug Emporium stores and HealthCentral.com online customers.

Under the terms of the asset purchase agreement, Drug Emporium, Inc. received preferred stock from HealthCentral.com convertible into 2.4 million common shares, and the opportunity to potentially earn several million additional shares if certain revenue targets are met based on current DrugEmporium.com initiatives and programs that are in the early stages of implementation. HealthCentral.com will assume approximately $2 million in current liabilities and certain capital lease obligations of DrugEmporium.com, primarily made up of certain trade accounts payable and certain hardware/software leases.

On Friday, August 25, 2000, DrugEmporium.com announced that it received the prestigious Verified Internet Pharmacy Practice Sites(TM) (VIPPS) certification from the National Association of Boards of Pharmacy, the NABP. The VIPPS program was designed by the NABP as a means of providing consumers with reliable means to more easily identify those online pharmacies that have proven their ability and authorization to dispense pharmaceuticals to the public in the U.S.


About HealthCentral.com

HealthCentral.com (Nasdaq: HCEN) is a leading provider of online healthcare e-commerce and content to consumers through a network of sites, including HealthCentral.com, Vitamins.com, HealthCentralRx.com, RxList.com, and HealthCentral.ca. Currently ranked the #1 Overall Health Content Site according to Gomez(TM), HealthCentral.com provides user-friendly interactive tools, customized health information pages, personalized health risk assessments and topical newsletters. Together, HealthCentralRx.com and Vitamins.com offer more than 37,000 SKUs of health, beauty and personal care products. HealthCentral.com's newly acquired site DrugEmporium.com is currently ranked the #1 Overall Prescription Site according to Gomez(TM). HealthCentral.com also acts as an applications service provider to hospitals, hospital groups and healthcare organizations for health e-commerce and content.

About DrugEmporium.com

DrugEmporium.com was the first online drugstore when it debuted in 1997 and is a full-service online drugstore and pharmacy licensed to fill prescriptions in all 50 states, offering round-the-clock e-mail access to its pharmacists. Recently ranked the #1 Internet Prescription site according to Internet rating and review authority Gomez(TM), the Company currently sells more than 25,000 items, including prescription and non-prescription medications, nutrition and wellness products, cosmetics, health and beauty items, and household necessities. Drug Emporium, Inc. (Nasdaq :DEMP) owns and operates 133 brick-and-mortar stores under the names Drug Emporium, F&M Super Drug Stores and Vix Drug Stores. All brick-and-mortar stores operate full-service pharmacies and specialize in discount-priced merchandise including health and beauty aids, cosmetics and greeting cards. The Company also franchises an additional 39 stores under the Drug Emporium name. Drug Emporium, Inc. is headquartered in Powell, Ohio.
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Forward Looking Statements
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Except for historical information, the statements in this news release are forward-looking statements, involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the Company's limited operating history and need to generate revenues, the substantial competition in the ehealth market, possible liability related to content on or accessed through the Company's Web sites, the need to build a brand name quickly, the effect of substantial and changing government regulation, possible systems interruptions, a failure to integrate acquisitions or manage growth, and a failure to attract and retain key employees. Further information regarding these and other risks is included in HealthCentral.com's Form 10-K for the year ended December 31, 1999, its Form 10-Q for the quarter ended June 30, 2000 and its other filings with the Security and Exchange Commission.


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For Information, Contact:

Media Contact:
Joanne Papini
HealthCentral.com
Phone: 510-250-3860
joanne.papini@healthcentral.com
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Financial Contact:
Robin Raborn
Director of Investor Relations
HealthCentral.com
Phone: 510-250-3852
robin.raborn@healthcentral.com
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www.ir.healthcentral.com
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Drug Emporium, Inc.
Terry Moore
Chief Financial Officer
Phone: 740- 548-7080  Ext 2151
tmoore@drugemporium.com
www.DrugEmporium.com